Exhibit 10.2

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (the “Agreement”) is dated as of                    by and between Axiall Corporation, a Delaware corporation (together with any Subsidiaries, as applicable, the “Company”), and                          (“Grantee” or “You”).

1.                                      Grant of Restricted Stock Units.   Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Company’s 2011 Equity and Performance Incentive Plan (the “Plan”), the Company has granted to Grantee, as of                      (the “Date of Grant”),               restricted stock units (otherwise referred to in this Agreement as “Restricted Stock Units”).  Each Restricted Stock Unit shall represent the contingent right to receive one share of Common Stock.

2.                                      Restrictions on Transfer of Restricted Stock Units.   The Restricted Stock Units may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by Grantee.  Any purported transfer, encumbrance or other disposition of the Restricted Stock Units that is in violation of this Agreement shall be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Restricted Stock Units.

3.                                      Vesting of Restricted Stock Units.  The Restricted Stock Units specified in Section 1 of this Agreement shall vest as follows:

(a)                                 On each of the first three (3) anniversaries of the Date of Grant, a number of Restricted Stock Units equal to thirty-three and one-third percent (33-1/3%) multiplied by the number of Restricted Stock Units specified in Section 1 of this Agreement shall become nonforfeitable on a cumulative basis until 100% of the Restricted Stock Units specified in Section 1 of this Agreement have become nonforfeitable.  Each such anniversary date shall be a settlement date under this Agreement.

(b)                                 In the event a Change in Control occurs prior to all of the Restricted Stock Units specified in Section 1 of this Agreement becoming nonforfeitable as provided in Section 3(a) above and while Grantee is an employee of the Company or any Subsidiary, the Restricted Stock Units covered by this Agreement shall become nonforfeitable if, in connection with such Change in Control, the successor corporation does not assume the obligations of the Company under this Agreement or provide Grantee with a substitute award with rights equivalent to the rights provided under this Agreement.

Subject to the following sentence, if the obligations of the Company under this Agreement remain unchanged or the successor corporation assumes the obligations of the Company under this Agreement or provides Grantee with a substitute award with rights equivalent to the rights provided under this Agreement, then no such acceleration shall apply and the terms of this Agreement shall apply to the assumed or substitute award, except as may otherwise be provided in a written agreement between Grantee and the Company.

Notwithstanding the foregoing, if, following a Change in Control, (i) the obligations of the Company under this Agreement remain unchanged or the successor corporation assumes the obligations of the Company under this Agreement or provides Grantee with a substitute award with rights equivalent to the rights provided under this Agreement and (ii) after the Change in Control, but prior to all of the Restricted Stock Units specified in Section 1 of this Agreement becoming nonforfeitable, the Company or any successor corporation or any subsidiary of either terminates Grantee’s employment without Cause or Grantee terminates his employment for Good Reason, then the Restricted Stock Units covered by this Agreement or any substitute award shall become nonforfeitable upon such termination of employment.

4.                                      Forfeiture of Restricted Stock Units.  Except as provided in Section 3 or as the Committee may determine on a case-by-case basis, subject to the terms of the Plan, at such time as Grantee ceases to be continuously employed by the Company, any Restricted Stock Units that have not theretofore become nonforfeitable hereunder shall be forfeited.

5.                                      Payment of Restricted Stock Units.   To the extent the Restricted Stock Units shall become nonforfeitable pursuant to Section 3(a) above, shares of Common Stock underlying such Restricted Stock Units shall be transferred to Grantee no later than 15 days after the date on which the Restricted Stock Units become nonforfeitable (i.e., the respective settlement date), except as otherwise provided in Section 7.  To the extent the Restricted Stock Units become nonforfeitable pursuant to Section 3(b) above or upon termination of employment following the Change in Control, then even though such Restricted Stock Units become nonforfeitable upon the occurrence of the Change in Control or termination of employment after the Change in Control, payment will not be made to Grantee until the date or dates payment otherwise would have been made in the absence of such Change in Control or termination of employment after the Change in Control had Grantee continued to be employed by the Company.  In such case, shares of Common Stock underlying such Restricted Stock Units shall be transferred to Grantee no later than 15 days after the respective settlement date or dates, except as otherwise provided in Section 7.

6.                                      Dividend, Voting and Other Rights.  Grantee shall have no rights of ownership in the shares of Common Stock underlying the Restricted Stock Units and shall have no right to vote such shares of Common Stock until the date on which the shares of Common Stock are transferred to Grantee pursuant hereto.  Dividend equivalents will be paid  in cash on the shares of Common Stock underlying the Restricted Stock Units and shall be deferred (with no earnings accruing) until and paid contingent upon the earning of the related Restricted Stock Units and paid at the same time the underlying shares are transferred to Grantee.

7.                                      Retention of Restricted Stock Units by the Company.  The shares of Common Stock underlying the Restricted Stock Units shall be released to Grantee by the Company’s transfer agent at the direction of the Company.  At such time as the Restricted Stock Units become payable as specified in this Agreement, the Company shall direct the transfer agent to forward all such payable shares of Common Stock to Grantee except, in the event that Grantee has notified the Company of his election to satisfy any tax obligations by surrender of a portion of such shares, the transfer agent will be directed to forward the remaining balance of shares after the amount necessary for such taxes has been deducted.

8.                                      Restrictive Covenants

(a)                                 Confidential Information and Trade Secrets.

(i)                                                 Grantee shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information, including but not limited to trade secrets (as “trade secrets” are defined by applicable Georgia law) pursuant to this Agreement and as otherwise required by law.  During Grantee’s employment with the Company and following the termination of Grantee’s employment for any reason, Grantee shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, use, communicate, or divulge Confidential information to any other person or entity, except that Grantee may disclose Confidential Information to other Company employees and professional advisors of the Company who have a true need to know about such Confidential Information in order to carry out their duties of service to the Company; provided, however, that the non-use and non-disclosure restrictions described herein will only apply for so long as the particular information at issue remains Confidential Information.  The protection afforded to Confidential Information by this Agreement is not intended by the parties hereto to limit, and is intended to be in addition to, any protection provided to any such information under any applicable federal, state, or local law.

(ii)                                              All files, records, documents, drawings, specifications, data, computer programs, customer or vendor lists, specific customer or vendor information, marketing techniques, business strategies, contract terms, pricing terms, discounts and management compensation of the Company whether prepared by Grantee or otherwise coming into Grantee’s possession, shall remain the exclusive property of the Company and Grantee shall not remove any such items from the premises of the Company, except in furtherance of Grantee’s duties.

(iii)                                           It is understood that while employed by the Company, Grantee will promptly disclose to the Company in writing, and assign to the Company Grantee’s interest in any invention, improvement, copyrightable material or discovery made or conceived by Grantee, either alone or jointly with others, which arises out of Grantee’s employment (“Grantee Invention”).  At the Company’s request and expense, Grantee will reasonably assist the Company during the period of Grantee’s employment by the Company and thereafter in connection with any controversy or legal proceeding relating to a Grantee Invention and in obtaining domestic and foreign patent or other protection covering a Grantee Invention.  As a matter of record, Grantee hereby states that he or she has provided below a list of all unpatented inventions in which Grantee owns all or partial interest.  Grantee agrees not to assert any right against the Company with respect to any invention which is not patented or which is not listed.

(iv)                                          As requested by the Company and at the Company’s expense, from time to time and upon the termination of Grantee’s employment with the Company for any reason, Grantee will promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information in Grantee’s possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material.  If requested by the Company, Grantee will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

(b)                                 Non-Solicitation.  During his employment with the Company and for a period of one year following the termination of Grantee’s employment for any reason, Grantee shall not, in any way, directly or indirectly, solicit, divert, or take away or attempt to solicit, divert, or take away (a) any party who is a customer or prospective customer of the Company with which Grantee had Material Contact while employed with the Company, for the purpose of marketing, selling, or providing to any such party any services or products offered by or competitive with the Company’s Business other than general solicitations to the public and not directed specifically at a customer of the Company, or (b) any employee of the Company to terminate such employee’s employment relationship with the Company.

(c)                                  Non-Competition.  During Grantee’s employment by the Company and for a period of one year following the termination of Grantee’s employment, Grantee shall not render Services to any person or entity that engages in or owns, invests in, operates, manages, or controls any venture or enterprise which engages or proposes to engage in the Business within the Restricted Territory.  Notwithstanding the foregoing, nothing in this Agreement shall prevent Grantee from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded voting securities of any company engaged in the Business (so long as Grantee has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded Grantee in connection with any permissible equity ownership).

(d)                                 Remedies: Specific Performance.  The parties acknowledge and agree that Grantee’s breach or threatened breach of any of the restrictions set forth in this Section will result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law and that the Company shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach.  Grantee hereby consents to the grant of an injunction (temporary or otherwise) against Grantee or the entry of any other court order against Grantee prohibiting and enjoining him from violating, or directing him to comply with any provision of this Section.  Grantee also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company against him for such breaches or threatened or attempted breaches.  In addition, without limiting the remedies of the Company for any breach of any restriction on Grantee set forth in this Section, except as required by law, Grantee shall forfeit any and all Restricted Stock Units set forth in Section 1 hereof if Grantee breaches the covenant applicable to Grantee contained in this Section and the Company will have no obligation to grant or vest any additional Restricted Stock Units.

(e)                                  Communication of Contents of Agreement.  During Grantee’s employment and for one year thereafter, Grantee will communicate his obligations under this Section to any person, firm, association, partnership, corporation or other entity which Grantee intends to be employed by, associated with, or represent.

(f)                                   Independent Covenants.  The existence of any claim, demand, action or cause of action of Grantee against the Company, whether predicated upon this Agreement or otherwise, is not to constitute a defense to the Company’s enforcement of any of the covenants or agreements contained in this Section.  The Company’s rights under this Agreement are in addition to, and not in lieu of, all other rights the Company may have at law or in equity to protect its confidential information, trade secrets and other proprietary interests.

(g)                                  Extension.  If a court of competition jurisdiction finally determines that Grantee has violated any of Grantee’s obligations under this Section, then the period applicable to those obligations is to automatically be extended by a period of time equal in length to the period during which those violations occurred.

9.                                      Definitions

As used in this Agreement, the following terms shall be defined as follows:

(a)                                 “Business” shall mean                                                                         .

(b)                                 “Cause” shall mean Grantee shall have committed prior to termination of employment any of the following acts:  (i) an intentional act of fraud, embezzlement, theft, or any other material violation of law in connection with Grantee’s duties or in the course of Grantee’s employment; (ii) intentional wrongful damage to material assets of the Company; (iii) intentional wrongful disclosure of material confidential information of the Company; (iv) intentional wrongful engagement in any competitive activity that would constitute a material breach of the duty of loyalty; or (v) intentional breach of any stated material employment policy of the Company.  Any determination of whether Grantee’s employment was terminated for Cause shall be made by the Committee, whose determination shall be binding and conclusive.

(c)                                  “Confidential Information” shall mean “trade secrets,” as such term is defined by applicable Georgia law, and knowledge or data relating to the Company, and  its respective businesses that is not generally known to persons not employed by the Company, is not generally disclosed by the Company and is the subject of reasonable efforts to keep it confidential.  Confidential Information includes, but is not limited to, information regarding:  (i) product or service cost or pricing; (ii)  personnel allocation or organizational structure; (iii)  the business operations or  financial performance of the Company; (iv) sales and marketing plans;  (v) strategic initiatives (independent or collaborative); (vi)  existing or proposed methods of operation; (vii) current and future development and expansion or contraction plans; (viii) sale/acquisition plans; and (ix) non-public information concerning the legal or financial affairs of the Company.  Confidential Information does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.  This definition is not intended to limit any definition of confidential information or any equivalent term under applicable federal, state, or local law.

(d)                                 “Good Reason” shall mean: (i) the Company or any Subsidiary reduces Grantee’s total compensation or total compensation potential by a material amount, except to the extent the Company or Subsidiary has instituted a reduction applicable to all senior executives of the Company or (ii) any attempted relocation of Grantee’s place of employment to a location more than 150 miles from the location of such employment on the date of such attempted relocation; provided, that the Grantee’s termination shall only constitute a termination for Good Reason hereunder if (x) the Grantee provides the Company with a notice of termination within 90 days after the initial existence of the facts or circumstances constituting Good Reason; (y) the Company has failed to cure such facts or circumstances within 30 days after receipt of the notice of termination; and (z) the date of termination occurs no later than 120 days after the initial occurrence of the facts or circumstances constituting Good Reason.

(e)                                  “Material Contact” shall mean contact between Grantee and any customer or prospective customer (i) with whom Grantee dealt on behalf of the Company; (ii) whose dealings with the Company were coordinated or supervised by Grantee; (iii) about whom Grantee obtained confidential information in the ordinary course of business as a result of Grantee’s association with the Company; or (iv) who receives products authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Grantee.

(f)                                   “Restricted Territory” shall mean                                 .  Grantee acknowledges and agrees that the Restricted Territory accurately describes the territory in which the Company manufactures, markets, and/or sells products.

(g)                                  “Services” mean services or activities that are the same as or similar to the type provided, conducted, or engaged in by the Grantee within the two year period prior to Grantee’s termination or separation from the Company.

10.                               Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Restricted Stock Units or shares of Common Stock or other securities pursuant to this Agreement if the issuance thereof would, in the reasonable opinion of the Company, result in a violation of any such law.

11.                               Relation to Other Benefits.  Any economic or other benefit to Grantee under this Agreement shall not be taken into account in determining any benefits to which Grantee may be entitled.

12.                               Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of Grantee under this Agreement without Grantee’s consent.

13.                               Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

14.                               Withholding Taxes.  To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by Grantee under this Agreement, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit.  If Grantee fails to make arrangements for the payment of tax, the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld.  Notwithstanding the foregoing, when Grantee is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, Grantee may elect to satisfy the obligation, in whole or in part, by electing to have withheld, from the shares required to be delivered to Grantee, shares of Common Stock having a value equal to the amount required to be withheld.  The shares used for tax withholding will be valued at an amount equal to the Market Value per Share of such shares of Common Stock on the date the benefit is to be included in Grantee’s income.  In no event will the Market Value per Share of the shares of Common Stock to be withheld and delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld.

15.                               Relation to Plan.  This Agreement is subject to the terms and conditions of the Plan.  In the event of any inconsistent provisions between this Agreement and the Plan, the Plan shall govern.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.  The Committee, acting pursuant to the Plan shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with this grant.

16.                               Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Grantee, and the successors and assigns of the Company.

17.                               Governing Law.  The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Georgia, without giving effect to the principles of conflict of laws thereof.

18.                               Consent to Jurisdiction.  Company and Grantee  each (i) hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts located in Atlanta, Georgia for the purpose of any action, claim, cause of action or suit (in contract, tort, or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above named courts, that any such proceeding brought in one of the above named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence or maintain any action, claim, cause of action, or suit (in contract, tort, or otherwise), inquiry, proceeding, or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action, or suit (in contract, tort, or otherwise), inquiry, proceeding or investigation to any court other than one of the above named courts whether on the grounds of inconvenient forum or otherwise.  Company and Grantee  each hereby consents to service of process in any such proceeding in any manner permitted by Georgia law, and agrees that service of process by registered or certified mail, return receipt requested, at the address of Grantee  as reflected in the books and records of the Company  is reasonably calculated to give actual notice.  The provisions of this Section shall not restrict the ability of the Company or Grantee  to enforce in any court any judgment obtained in one of the courts specified in clause (i) of the first sentence of this Section.

19.                               Notices.  Any notice to the Company provided for herein shall be in writing to the Company, marked Attention: Vice President, Human Resources, and any notice to Grantee shall be addressed to said Grantee at his address currently on file with the Company.  Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class registered mail, postage and fees prepaid, and addressed as aforesaid.  Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

20.                               Compliance with Section 409A of the Code.  To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to Grantee.  This Agreement and the Plan shall be administered in a manner consistent with this intent.

21.                               Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.

22.                               Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  This Agreement will be construed as if drafted jointly by the Company and Executive and no presumption or burden of proof will arise favoring or disfavoring the Company or Executive by virtue of the authorship of any provision in this Agreement. The word “including” in this Agreement means “including without limitation.” All words in this Agreement will be construed to be of such gender or number as the circumstances require.

23.                               Data Protection. By signing below, Grantee consents to the Company processing Grantee’s personal data provided herein (the “Data”) exclusively for the purpose of performing this Agreement, in particular in connection with the vesting of Restricted Stock Units awarded herein.  For this purpose the Data may also be disclosed to and processed by companies outside the Company, e.g., banks involved.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has also executed this Agreement, as of the day and year first above written.

AXIALL CORPORATION

By:
Name:
Title:

GRANTEE: